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                                                                  EXHIBIT 10.17

                                 LEASE CONTRACT

Party A: Shanghai Changzheng Nonggongshang Company, PuDong Branch
Party B: Centurion Electronics Shanghai.


Leased Property: 9# Building -- For workshop purpose.
                 Multipurpose Building -- For Office purpose
                  150 Cai Lun Rd., Zhangjiang Industrial. Park Pudong New Area, Shanghai, China

Name of Property: First floor of the 9# Building -- 1000Sq.m.
                  Second floor of the 9# Building -- 1100Sq.m
                  Third floor of the SW Building -- 1100Sq.m
                  Third floor of the Multipurpose Building -- 390Sq.m.

Fees:

1.       Monthly Rental:

For 9# Building   0.8RM[B/Sq.m./Day (0.0963USD)
                  Monthly Rental: 76800RMB(9253USD)
For Multipurpose Building: 1.05RUB/Sq.m./D(O. 1265USD)
                  Monthly Rental: 12285RMB(1480.12USD)
Total Monthly Rental: 89085RMB(10733.13) From February 2000.

2. Party B shall abided the Chinese policy and relative stipulation. Party A will not be an intervenor for party B's manufacturing and operation and not afford the economic venture of Part's B.

3. Party A Shall provide the 300KVA electric energy and 20T/per day water energy to ensure Party B's normal operation process.

4. Party B shall afford charges of the Water and electricity of the premises. Party B shall afford the addition charge for the 300KVA. All fee will be deal by Party A.

5. Party A shall have the property administration policy and the guard to ensure Party B's security. Party B shall also follow the policy. Both parties will discuss in the further whether need pay the administration fee.

6. The eastern elevator of the 9# Building will be used by Party B only, party A will be full responsibility of the maintenance and make sure repair within 24 hours. The maintenance fee will be charged Party A if it causes by the damage of the part of the elevator or other quality problem. The maintenance fee will be charged Party B if it cause by the incorrect operation.
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7.       By the End of the December of 1999, Party A shall clear the 3rd floor of 9# in order Party B's decoration. Party B will pay this rent from the first Feb. 2000.

8. Party B will be as possible as not to damage the structure of construction for the decoration, for any special case, It's shall be get the permission from the Party A.

9. Both Parties agree that the tenancy term shall from 1999/11/25 to 2000/12/24. If both Parties wish to choose to renew or terminate this lease contract, it shall notify two months (60days) in advance. Party B shall be given priority of tenancy and purchase of this premises including the 4th floor of the 9# Building.

10. The 3rd day of every month, Party B shall pay the rent, water and electrical fee of premises.

11. If the rent is not paid from the due date, Party A will have the right to penalty Party B, which equals to 0.5% of monthly rent. The overdue is more 7 days and one month less, party B shall pay one-month fee.

12. This Contract have four copies, Party A and party B shall each possess two copy of this contract. The contract will be effective after getting the signature form per Party.

13. Any Party can't spread the content of the contract to others before get the permission from both Parties.

Party A Stamp                               Representative: Yu Feicang


Party B Stamp                               Representative: Zhu Maozhi